Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Ardea Biosciences, Inc. on Form S-3 of our report dated March 11, 2011 with respect to our audit of the consolidated financial statements of Ardea Biosciences, Inc. as of December 31, 2010 and for the year ended December 31, 2010 and our report dated March 11, 2011 with respect to our audit of the effectiveness of internal control over financial reporting of Ardea Biosciences, Inc. as of December 31, 2010 appearing in the Annual Report on Form 10-K of Ardea Biosciences, Inc. for the year ended December 31, 2010.

We consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Marcum LLP

Marcum LLP

Irvine, California

December 22, 2011